KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

THIS AGREEMENT, effective as of January 19, 2019, by and between Regal Beloit Corporation, a Wisconsin corporation (hereinafter referred to as the “Company”), and Timothy Oswald (hereinafter referred to as the “Executive”).
W I T N E S S E T H

WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company (hereinafter referred to collectively as the “Employer”) in a key executive capacity and the Executive’s services are valuable to the conduct of the business of the Company;
WHEREAS, the Company desires to continue to attract and retain dedicated and skilled management employees in a period of industry consolidation, consistent with achieving the best possible value for its shareholders in any change in control of the Company;
WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing a potential conflict of interest between the Company’s needs for the Executive to remain focused on the Company’s business and for the necessary continuity in management prior to and following a change in control, and the Executive’s reasonable personal concerns regarding future employment with the Employer and economic protection in the event of loss of employment as a consequence of a change in control;
WHEREAS, the Company and the Executive are desirous that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders;
WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable economic security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition;
WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company and has acquired certain confidential information and data with respect to the Company; and
WHEREAS, the Company desires to ensure, insofar as possible, that it will continue to have the benefit of the Executive’s services and to protect its confidential information and goodwill.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.Definitions.
(a)    409A Affiliate. The term “409A Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.
(b)    Accrued Benefits. The term “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all base salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) notwithstanding any provision of any bonus or incentive compensation plan applicable to the Executive, but subject to any deferral election then in effect, a lump sum amount, in cash, equal to the sum of (A) any bonus or incentive compensation that has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the Termination Date but has not yet been paid (pursuant to Section 5(f) or otherwise) and (B) a pro rata portion to the Termination Date of the aggregate value of all contingent bonus or incentive compensation awards to the Executive for all uncompleted periods under the plan calculated as to each such award as if the Goals with respect to such bonus or incentive compensation award had been attained at the target level (reduced, but not below zero, by amounts paid under all such contingent bonus or incentive compensation awards upon the Change in Control of the Company to the extent such amounts relate to the same period of time); and (v) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) may be entitled on the Termination Date as compensatory fringe benefits or under the terms of any benefit plan of the Employer, excluding severance payments under any Employer severance policy, practice or agreement in effect on the Termination Date. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii), (iv) and (v), pursuant to the terms of the benefit plan or practice establishing such benefits; provided that payments pursuant to clause (iv)(B) shall be paid on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, unless the Executive’s Separation from Service is due to death, in which event such payment shall be made within 90 days of the date of Executive’s death.
(c)    Act. The term “Act” means the Securities Exchange Act of 1934, as amended.
(d)    Affiliate and Associate. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act.
(e)    Annual Cash Compensation. The term “Annual Cash Compensation” shall mean the sum of (i) the Executive’s Annual Base Salary (determined as of the time of the Change in Control of the Company or, if higher, immediately prior to the date the Notice of Termination is given) plus (ii) an amount equal to the greater of the Executive’s annual incentive target bonus for the fiscal year in which the Termination Date occurs or the annual incentive bonus the Executive received for the fiscal year prior to the Change in Control of the Company plus (iii) an amount equal to the greater of the Executive’s Fringe Benefits for the fiscal year in which the Termination Date occurs or the annual amount of Fringe Benefits the Executive received for the fiscal year prior to the Change in Control of the Company (the aggregate amount set forth in clause (i), clause (ii) and clause iii shall hereafter be referred to as the “Annual Cash Compensation”).
(f)    Beneficial Owner. A Person shall be deemed to be the “Beneficial Owner” of any securities:
(i)    which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of rights issued pursuant to the terms of any shareholder rights plan maintained by the Company from time to time at any time before the issuance of such securities;
(ii)    which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or
(iii)    which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

(g)    Cause. “Cause” for termination by the Employer of the Executive’s employment shall be limited to any of the following: (i) the engaging by the Executive in intentional conduct not taken in good faith that the Company establishes, by clear and convincing evidence, has caused demonstrable and serious financial injury to the Employer, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal), which substantially impairs the Executive’s ability to perform his duties or responsibilities; or (iii) continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).
(h)    Change in Control of the Company. A “Change in Control of the Company” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:
(i)    any Person (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the date of this Agreement pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or
(ii)    the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the date of this Agreement constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of this Agreement, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control of the Company, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control of the Company occurred; or
(iii)    the consummation of a merger, consolidation or share exchange of the Company with any other corporation or the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company), other than (A) a merger, consolidation or share exchange that would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the date of this Agreement, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or
(iv)    the shareholders of the Company approve of a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, no “Change in Control of the Company” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.
(i)    Code. The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(j)    Covered Termination. Subject to Section 2(b), the term “Covered Termination” means any Termination of Employment during the Employment Period where the Termination Date, or the date Notice of Termination is delivered, is any date prior to the end of the Employment Period.
(k)    Employment Period. Subject to Section 2(b), the term “Employment Period” means a period commencing on the date of a Change in Control of the Company, and ending at 11:59 p.m. Central Time on the earlier of the second anniversary of such date or the Executive’s Normal Retirement Date.
(l)    Fringe Benefits. The term “Fringe Benefits” means the fair market value of the fringe benefits payable to Executive by the Company (determined as of the time of the Change in Control of the Company or, if higher, immediately prior to the date the Notice of Termination is given). For these purposes, Fringe Benefits include, but are not limited to club dues or automobile reimbursement and do not include welfare benefits, such as medical coverage (including prescription drug coverage), dental coverage, life insurance, disability insurance and accidental death and dismemberment benefits.
(m)    Good Reason. The Executive shall have “Good Reason” for termination of employment in the event of:
(i)    any breach of this Agreement by the Employer, including specifically any breach by the Employer of the agreements contained in Section 3(b), Section 4, Section 5, or Section 6, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Employer remedies promptly after receipt of notice thereof given by the Executive;
(ii)    any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change in Control of the Company or, to the extent more favorable to the Executive, those in effect at any time during the Employment Period;
(iii)    the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Employer on the date of the Change in Control of the Company or any other positions with the Employer to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Employer of the Executive’s employment for Cause or by reason of disability pursuant to Section 12;
(iv)    a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Employer relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control of the Company, or, to the extent more favorable to the Executive, those in effect at any time during the Employment Period, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Employer remedies within ten (10) days after receipt of notice thereof given by the Executive;
(v)    the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Change in Control of the Company;
(vi)    the Employer requires the Executive to travel on Employer business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Change in Control of the Company; or
(vii)    failure by the Company to obtain the Agreement referred to in Section 17(a) as provided therein.
(n)    Normal Retirement Date. The term “Normal Retirement Date” means “Normal Retirement Date” as defined in the primary qualified defined benefit pension plan applicable to the Executive, or any successor plan, as in effect on the date of the Change in Control of the Company.
(o)    Person. The term “Person” shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.
(p)    Separation from Service. For purposes of this Agreement, the term “Separation from Service” means an Executive’s Termination of Employment, or if the Executive continues to provide services following his or her Termination of Employment, such later date as is considered a separation from service from the Company and its 409A Affiliates within the meaning of Code Section 409A. Specifically, if Executive continues to provide services to the Company or a 409A Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.
(q)    Termination of Employment. For purposes of this Agreement, the Executive’s termination of employment shall be presumed to occur when the Company and Executive reasonably anticipate that no further services will be performed by the Executive for the Company and its 409A Affiliates or that the level of bona fide services the Executive will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services). The Executive’s termination of employment shall be presumed not to occur where the level of bona fide services performed by the Executive for the Company and its 409A Affiliates continues at a level that is 50% or more of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of service). No presumption applies to a decrease in services that is more than 20% but less than 50%, and in such event, whether the Executive has had a Termination of Employment will be determined in good faith by the Company based on the facts and circumstances in accordance with Code Section 409A. Notwithstanding the foregoing, if Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Executive will not be deemed to have incurred a Separation from Service for the first 6 months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a Termination of Employment.
(r)    Termination Date. Except as otherwise provided in Section 2(b), Section 10(b), and Section 17(a), the term “Termination Date” means (i) if the Executive’s Termination of Employment is by the Executive’s death, the date of death; (ii) if the Executive’s Termination of Employment is by reason of voluntary early retirement, as agreed in writing by the Employer and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Executive’s Termination of Employment for purposes of this Agreement is by reason of disability pursuant to Section 12, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Executive’s Termination of Employment is by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; and (v) if the Executive’s Termination of Employment is by the Employer (other than by reason of disability pursuant to Section 12) or by the Executive for Good Reason, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,
(A)    If termination is for Cause pursuant to Section 1(f)(iii) and if the Executive has cured the conduct constituting such Cause as described by the Employer in its Notice of Termination within such thirty-day or shorter period, then the Executive’s employment hereunder shall continue as if the Employer had not delivered its Notice of Termination.
(B)    If the Executive shall in good faith give a Notice of Termination for Good Reason and the Employer notifies the Executive that a dispute exists concerning the termination within the fifteen-day period following receipt thereof, then the Executive may elect to continue his or her employment during such dispute and the Termination Date shall be determined under this paragraph. If the Executive so elects and it is thereafter determined that Good Reason did exist, the Termination Date shall be the earliest of (1) the date on which the dispute is finally determined, either (x) by mutual written agreement of the parties or (y) in accordance with Section 22, (2) the date of the Executive’s death or (3) one day prior to the end of the Employment Period. If the Executive so elects and it is thereafter determined that Good Reason did not exist, then the employment of the Executive hereunder shall continue after such determination as if the Executive had not delivered the Notice of Termination asserting Good Reason and there shall be no Termination Date arising out of such Notice. In either case, this Agreement continues, until the Termination Date, if any, as if the Executive had not delivered the Notice of Termination except that, if it is finally determined that Good Reason did exist, the Executive shall in no case be denied the benefits described in Section 9 (including a Termination Payment) based on events occurring after the Executive delivered his Notice of Termination.
(C)    Except as provided in Section 1(n)(B), if the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (1) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and the Termination Date shall be the earlier of the date fifteen days after the Notice of Termination is given or one day prior to the end of the Employment Period and (2) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause.
2.    Termination or Cancellation Prior to Change in Control.
(a)    Subject to Section 2(b), the Employer and the Executive shall each retain the right to terminate the employment of the Executive at any time prior to a Change in Control of the Company. Subject to Section 2(b), in the event the Executive’s employment is terminated prior to a Change in Control of the Company, this Agreement shall be terminated and cancelled and of no further force and effect, and any and all rights and obligations of the parties hereunder shall cease.
(b)    Anything in this Agreement to the contrary notwithstanding, if a Change in Control of the Company occurs and if the Executive’s employment with the Employer is terminated (other than a termination due to the Executive’s death or as a result of the Executive’s disability) during the period of 180 days prior to the date on which the Change in Control of the Company occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control of the Company or (ii) was by the Executive for Good Reason or was by the Employer for other than Cause and otherwise arose in connection with or in anticipation of a Change in Control of the Company, then for all purposes of this Agreement such termination of employment shall be deemed a “Covered Termination,” “Notice of Termination” shall be deemed to have been given, and the “Employment Period” shall be deemed to have begun on the date of such termination which shall be deemed to be the “Termination Date” and the date of the Change of Control of the Company for purposes of this Agreement.
3.    Employment Period. If a Change in Control of the Company occurs when the Executive is employed by the Employer, the Employer will continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Employer in accordance with and subject to the terms and provisions of this Agreement. Any

Termination of Employment during the Employment Period, whether by the Company or the Employer, shall be deemed a termination by the Company for purposes of this Agreement.
4.    Duties. During the Employment Period, the Executive shall, in the same capacities and positions held by the Executive at the time of the Change in Control of the Company or in such other capacities and positions as may be agreed to by the Employer and the Executive in writing, devote the Executive’s best efforts and all of the Executive’s business time, attention and skill to the business and affairs of the Employer, as such business and affairs now exist and as they may hereafter be conducted.
5.    Compensation. During the Employment Period, the Executive shall be compensated as follows:
(a)    The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control of the Company, an annual base salary in cash equivalent of not less than twelve times the Executive’s highest monthly base salary for the twelve-month period immediately preceding the month in which the Change in Control of the Company occurs or, if higher, an annual base salary at the rate in effect immediately prior to the Change in Control of the Company (determined prior to any reduction for amounts deferred under Section 401(k) of the Code or otherwise, or deducted pursuant to a cafeteria plan under Section 125 of the Code), subject to adjustment as hereinafter provided in Section 6 (such salary amount as adjusted upward from time to time is hereafter referred to as the “Annual Base Salary”).
(b)    The Executive shall receive Fringe Benefits at least equal in value to the highest value of such benefits provided for the Executive at any time during the 180-day period immediately prior to the Change in Control of the Company or, if more favorable to the Executive, those provided generally at any time during the Employment Period to any executives of the Employer of comparable status and position to the Executive; and shall be reimbursed, at such intervals and in accordance with such standard policies that are most favorable to the Executive that were in effect at any time during the 180-day period immediately prior to the Change in Control of the Company, for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer, including travel expenses.
(c)    The Executive and/or the Executive’s family, as the case may be, shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive’s salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan at any time during the 180-day period immediately prior to the Change in Control of the Company), in any and all plans providing benefits for the Employer’s salaried employees in general, including but not limited to group life insurance, hospitalization, medical (including prescription drug coverage), dental, profit sharing and stock bonus plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans in which the Executive is included be less than the aggregate level of benefits under plans of the Employer of the type referred to in this Section 5(c) in which the Executive was participating at any time during the 180-day period immediately prior to the Change in Control of the Company and (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate level of benefits under plans of the type referred to in this Section 5(c) provided at any time after the Change in Control of the Company to any executive of the Employer of comparable status and position to the Executive.
(d)    The Executive shall annually be entitled to not less than the amount of paid vacation and not fewer than the highest number of paid holidays to which the Executive was entitled annually at any time during the 180-day period immediately prior to the Change in Control of the Company or such greater amount of paid vacation and number of paid holidays as may be made available annually to other executives of the Employer of comparable status and position to the Executive at any time during the Employment Period.
(e)    The Executive shall be included in all plans providing additional benefits to executives of the Employer of comparable status and position to the Executive, including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement, stock option, stock appreciation, stock bonus and similar or comparable plans; provided, that, (i) in no event shall the aggregate level of benefits under such plans be less than the highest aggregate level of benefits under plans of the Employer of the type referred to in this Section 5(e) in which the Executive was participating at any time during the 180-day period immediately prior to the Change in Control of the Company; (ii) in no event shall the aggregate level of benefits under such plans be less than the aggregate levels of benefits under plans of the type referred to in this Section 5(e) provided at any time after the Change in Control of the Company to any executive of the Employer comparable in status and position to the Executive; and (iii) the Employer’s obligation to include the Executive in bonus or incentive compensation plans shall be determined by Section 5(f).
(f)    To assure that the Executive will have an opportunity to earn incentive compensation after a Change in Control of the Company, the Executive shall be included in a bonus plan of the Employer which shall satisfy the standards described below (such plan, the “Bonus Plan”). Bonuses under the Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Employer as the Employer shall establish (the “Goals”), all of which Goals shall be attainable, prior to the end of the Employment Period, with approximately the same degree of probability as the most attainable goals under the Employer’s bonus plan or plans as in effect at any time during the 180-day period immediately prior to the Change in Control of the Company (whether one or more, the “Company Bonus Plan”) and in view of the Employer’s existing and projected financial and business circumstances applicable at the time. The amount of the bonus (the “Bonus Amount”) that the Executive is eligible to earn under the Bonus Plan shall be no less than the amount of the Executive’s maximum award provided in such Company Bonus Plan (such bonus amount herein referred to as the “Targeted Bonus”), and in the event the Goals are not achieved such that the entire Targeted Bonus is not payable, the Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. Payment of the Bonus Amount shall not be affected by any circumstance occurring subsequent to the end of the Employment Period, including termination of the Executive’s employment.

6.    Annual Compensation Adjustments. During the Employment Period, the Board of Directors of the Company (or an appropriate committee thereof) will consider and appraise, at least annually, the contributions of the Executive to the Company, and in accordance with the Company’s practice prior to the Change in Control of the Company, due consideration shall be given to the upward adjustment of the Executive’s Annual Base Salary, at least annually, (a) commensurate with increases generally given to other executives of the Company of comparable status and position to the Executive, and (b) as the scope of the Company’s operations or the Executive’s duties expand.
7.    Termination For Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Executive’s voluntarily terminating his or her employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 13), then the Executive shall be entitled to receive only Accrued Benefits.
8.    Termination Giving Rise to a Termination Payment. If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) disability pursuant to Section 12, or (iii) Cause (any such terminations to be subject to the procedures set forth in Section 13), then the Executive shall be entitled to receive, and the Company shall promptly pay, Accrued Benefits and, in lieu of further base salary for periods following the Termination Date, as liquidated damages and additional severance pay and in consideration of the covenant of the Executive set forth in Section 14(a), the Termination Payment pursuant to Section 9(a).
9.    Payments Upon Termination.
(a)    Termination Payment.
(i)    The “Termination Payment” shall be an amount equal to the Annual Cash Compensation times two (2). Subject to Section 9(a)(ii), the Termination Payment shall be paid to the Executive in cash equivalent on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, and the Termination Payment shall be accompanied by a payment of interest calculated at the rate of interest announced by BMO Harris Bank from time to time as its prime or base lending rate, such rate to be determined on the Termination Date, compounded quarterly. Notwithstanding the foregoing, subject to Section 9(a)(ii), in the event the Executive’s Termination Date is pursuant to Section 2(b), the Termination Payment shall be paid on the sixtieth (60th) calendar day after the date of the Change in Control of the Company (as defined without reference to Section 2(b)), without interest. Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive’s release of any rights of the Executive to, any other cash severance payments under any Company severance policy, practice or agreement.
(ii)    It is a condition of payment of the Termination Payment that the Executive deliver a full release to the Company, in such form as is reasonably determined by the

Company, no later than eight (8) days prior to the date the Termination Payment is to be paid pursuant to Section 9(a)(i). If the Executive does not timely deliver a full release to the Company, or if the Executive delivers such a release but revokes it (to the extent he is able to do so) prior to the date the Termination Payment is due, then the Executive shall not be entitled to the Termination Payment.
(b)    Application of Limits on Payments.
(i)    Determination of Cap or Payment. Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with the Executive or plan of the Company or its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 9(b), result in the imposition on the Executive of an excise tax under Code Section 4999 or any successor provision, then the Total Payments to be made to the Executive shall either be (A) delivered in full, or (B) delivered in such amount so that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the excise tax).
(ii)    Procedures. Upon the reasonable request of either party, the Executive and the Company, at the Company’s expense, shall engage nationally recognized tax counsel (“National Tax Counsel”), selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), to make the determination (which need not be unqualified) described above. The determination of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests, the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants for any matters relevant to such determination.
(iii)    Costs of Determinations. The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 9(b), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
(c)    Additional Benefits. If there is a Covered Termination and the Executive is entitled to Accrued Benefits and the Termination Payment, then the Company shall provide to the Executive the following additional benefits:
(i)    The Executive shall receive until the end of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive’s status with the Company immediately prior to the date of the Change in Control of the Company (or, if higher, immediately prior to the

Executive’s Termination of Employment), provided by a nationally recognized executive placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 10% of the Executive’s Annual Base Salary.
(ii)    Until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given, subject to the following:
(A)    If applicable, following the end of the COBRA continuation period, if such hospitalization, medical or dental coverage is provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company shall amend such health plan to comply therewith.
If the Executive is entitled to the Termination Payment pursuant to Section 2(b), within ten (10) days following the Change of Control, the Company shall reimburse the Executive for any COBRA premiums the Executive paid for his or her hospitalization, medical and dental coverage under COBRA from the Executive’s Termination Date through the date of the Change of Control.
(iii)    The Company shall bear up to $15,000 in the aggregate of fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under this Section 9.
(iv)    The Company shall cause the Executive to be fully and immediately vested in his accrued benefit under any supplemental executive retirement plan of the Employer providing benefits for the Executive (the “SERP”) and in any nonqualified defined contribution retirement plan of the Employer. In addition, the Company shall cause the Executive to be deemed to have satisfied any minimum years of service requirement under the SERP for subsidized early retirement benefits regardless of the Executive’s age and service at the Termination Date; provided, however, that SERP benefits will be based on service to date with no additional credit for service or age beyond such Termination Date.
(v)    On the Termination Date, for purposes of determining Executive’s eligibility for post-retirement benefits under any welfare benefit plan (as defined in Section 3(1) of the Employee Retirement Security Act of 1974, as amended) maintained by the Company immediately prior to the Change in Control of the Company and in which Executive participated, immediately prior to the Change in Control of the Company, Executive shall be credited with the excess of two (2) years of participation in the applicable medical plan and two (2) years of age over the actual years and fractional years of participation and age credited to Executive as of the Change in Control of the Company. If after taking into account such participation and age, Executive would have been eligible to receive such post-retirement benefits had Executive retired immediately prior to the Change in Control of the Company, Executive shall receive, commencing on the Termination Date, post-retirement benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Change in Control of the Company. If applicable, following the end of the COBRA continuation period, if such post-retirement welfare benefits are provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company shall amend such health plan to comply therewith.
(vi)    At the same time as the Termination Payment is made, the Company shall pay the Executive an amount equal to the value of the retirement benefits under the various retirement benefits plans of the Company (both qualified and non-qualified) that the Executive is participating in as of the Termination Date, and that would have accrued had Executive been an active employee receiving his Annual Base Salary under such plans for an additional period of two (2) years following the Termination Date. For purposes of calculating this payment for any defined benefit pension plan (whether qualified or nonqualified), if any, the value shall be determined as a single sum present value, calculated assuming that the benefits commence on the earliest date following termination on which the Executive would be eligible to commence benefits under the such plan(s), and the actuarial factors used shall be the factors utilized in the qualified defined benefit pension plan to determine lump sum payments as of the Termination Date. For purposes of calculating this payment for any defined contribution plan (whether qualified or nonqualified), if any, the value shall be determined as a single sum amount equal to the employer non-matching and non-elective deferral contributions that would have been made for the Executive, assuming that the contribution formulas are the same as in effect on the Termination Date, but determined without regard to any interest such amounts would have earned.
(vii)    The Company shall cause all cash and equity-based performance plan awards (including any performance shares or performance share units) granted to the Executive pursuant to any long-term incentive plan maintained by the Company to be paid out at target, as if all performance requirements had been satisfied, on a pro rata basis based on the completed portion of each award cycle, reduced, but not below zero, by the amount payable as an Accrued Benefit pursuant to Section 1(b)(iv)(B) to the extent such Accrued Benefit amount relates to the same performance plan award(s) and the same period of time as are described in this clause (vii).
(viii)    The Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under the Company’s Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, to the extent any such amendment or restatement expands the Executive’s rights to indemnification. In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of the Executive, provided the Executive is eligible to be covered and has in fact been covered by such insurance, at the highest level in effect immediately prior to the date of the Change in Control of the Company (or, if higher, immediately prior to the termination of the Executive’s employment) including any such insurance that was reduced prior to a Change in Control of the Company at the request of the person or entity acquiring control of the Company or reasonably shown to be related to the Change in Control of the Company, for the seven (7) year period following the Termination Date.
10.    Death.
(a)    Except as provided in Section 10(b), in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and beneficiaries shall receive all the Executive’s Accrued Benefits through the Termination Date.
(b)    In the event the Executive dies after a Notice of Termination is given (i) by the Company or (ii) by the Executive for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Section 10(a) and, subject to the provisions of this Agreement, to such Termination Payment (and the additional benefits described in Section 9(c)) as the Executive would have been entitled to had the Executive lived, except that the Termination Payment shall be paid within ninety (90) days following the date of the Executive’s death, without interest thereon. For purposes of this Section 10(b), the Termination Date shall be the earlier of thirty days following the giving of the Notice of Termination, subject to extension pursuant to Section 1(n), or one day prior to the end of the Employment Period.
11.    Retirement. If, during the Employment Period, the Executive and the Employer shall execute an agreement providing for the early retirement of the Executive from the Employer, or the Executive shall otherwise give notice that he is voluntarily choosing to retire early from the Employer, the Executive shall receive Accrued Benefits through the Termination Date; provided, that if the Executive’s employment is terminated by the Executive for Good Reason or by the Company other than by reason of death, disability or Cause and the Executive also, in connection with such termination, elects voluntary early retirement, the Executive shall also be entitled to receive a Termination Payment pursuant to Section 8.
12.    Termination for Disability. If, during the Employment Period, as a result of the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for a period of six consecutive months and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, the Company may terminate the Executive’s employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 13. If the Executive’s employment is terminated on account of the Executive’s disability in accordance with this Section, the Executive shall receive Accrued Benefits through the Termination Date and shall remain eligible for all benefits provided by any long term disability programs of the Company in effect at the time of such termination.
13.    Termination Notice and Procedure. Any Covered Termination by the Company or the Executive (other than a termination of the Executive’s employment that is a Covered Termination by virtue of Section 2(b)) shall be communicated by a written notice of termination (“Notice of Termination”) to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 23:
(a)    If such termination is for disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.
(b)    Any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office.
(c)    If the Notice is given by the Executive for Good Reason, the Executive may cease performing his duties hereunder on or after the date fifteen days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date. If the Notice is given by the Company, then the Executive may cease performing his duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive’s rights hereunder.
(d)    The Executive shall have thirty days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement pursuant to Section 1(f)(iii).
(e)    The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 23 written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen days after receipt thereof; provided, however, that if the Executive’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days. After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.
14.    Further Obligations of the Executive.
(a)    Competition. The Executive agrees that, in the event of any Covered Termination where the Executive is entitled to Accrued Benefits and the Termination Payment, the Executive shall not, for a period expiring one year after the Termination Date, without the prior written approval of the Company’s Board of Directors, participate in the management of, be employed by or own any business enterprise at a location within the United States that engages in substantial competition with the Company or its subsidiaries, where such enterprise’s revenues from any competitive activities amount to 10% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Section 14(a) shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor.
(b)    Confidentiality. During and following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company (including that of the Employer), except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.
15.    Expenses and Interest. If, after a Change in Control of the Company, (a) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (b) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by BMO Harris Bank from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Within ten days after the Executive’s written request therefor (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses.
16.    Payment Obligations Absolute. The Company’s obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else, except as provided in Section 20. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. Except as provided in Section 9(b) and Section 15, all amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.
17.    Successors.
(a)    If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. Failure of the Company to obtain such agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the agreement provided for in this Section 17 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person. The Executive shall, in his or her discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Section 17(a), this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.
(b)    This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 7, 8, 9, 10, 11, 12 and 15 if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Employer, as such terms are in effect on the date of the Change in Control of the Company, that expressly govern benefits under such plan in the event of the Executive’s death.
18.    Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.
19.    Contents of Agreement; Waiver of Rights; Amendment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes, and the Executive hereby waives all rights under, any prior or other agreement or understanding between the parties with respect to such subject matter. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive.
20.    Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. The Company shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.

21.    Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company.
22.    Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at the Executive’s election, if the Executive is not then residing or working in the Milwaukee, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Milwaukee, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive’s residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.
23.    Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Section 13(d), shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Regal Beloit Corporation, Attention: Secretary (or President, if the Executive is then Secretary), 200 State Street, Beloit, Wisconsin 53511-6254, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.
24.    Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided that the amount so withheld shall not exceed the minimum amount required to be withheld by law. In addition, if prior to the date of payment of the Termination Payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Company may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Termination Payment shall be reduced accordingly. The Company shall be entitled to rely on an opinion of the National Tax Counsel if any question as to the amount or requirement of any such withholding shall arise.

25.    Additional Section 409A Provisions. i) If any payment amount or the value of any benefit under this Agreement is required to be included in an Executive’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Executive shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Executives income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.
(a)    The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A of the Code.
(b)    The Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.
26.    No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
27.    Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

REGAL BELOIT CORPORATION

By:
Name:
Title:

Attest:
Name:
Title:

(SEAL)

EXECUTIVE:

Timothy Oswald
Address:

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